Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Miluna Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one ordinary Share, par value $0.0001 per share, and one redeemable warrant(2)	457(a)		6,900,000	$10.00	$69,000,000	0.0001381	$9,528.90
	Ordinary shares, par value $0.0001 per share, included as part of the Units	457(g)	(4)	6,900,000	-	-	-	-
	Redeemable warrants included as part of the units(3)	457(g)	(4)	6,900,000	-	-	-	-
Equity	Ordinary shares underlying the warrants included as part of the units(4)	457(g)	(4)	6,900,000	-	-	-	-

	Total Offering Amounts					$69,000,000	0.0001381	$9,528.90
	Total Fees Previously Paid							$10,563.90
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Includes 900,000 units, consisting of 900,000 Ordinary shares and 900,000 redeemable warrants, which may be issued upon exercise of a 45-day over-allotment option granted to the underwriters of this offering.

(3) Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) No fee pursuant to Rule 457(g) under the Securities Act.